Exhibit 10.9
SERP PARTICIPATION AGREEMENT — GROUP I
     THIS AGREEMENT, made as of the 1st day of January 2007, by and between Royal Bank America, a Pennsylvania state-chartered bank (the “Bank”), and Joseph P. Campbell, a key management employee of the Bank (the “Participant”).
     The Agreement has been amended and restated, effective January 1, 2005, to incorporate changes required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     The Agreement has been further amended and restated, effective January 1, 2007, to incorporate certain changes to the Benefit calculation and to the Benefit distribution process.
RECITALS
     The Board of Directors of the Bank has adopted the Royal Bank America Supplemental Executive Retirement Plan (the “Plan”) and has selected the Participant for participation in the Plan. This SERP Agreement is entered into to evidence the Participant’s participation in the Plan and to set forth the basis for determining the amount of his or her benefit tinder the Plan.
     NOW, THEREFORE, the Bank and the Participant hereby agree as follows:
     1. Incorporation of the Plan. The Plan (and all its provisions), as it now exists and as it may be amended hereafter, is incorporated herein and made a part of this Agreement. Participant acknowledges that he or she has received a copy of the Plan as amended through the date hereof.
     2. Definitions. When used herein, terms that are defined in the Plan shall have the meanings given them in the Plan unless a different meaning is clearly required by the context.
     3. No Interest Created. Neither the Participant nor his or her Beneficiary or other persons claiming under him or her shall have any interest in any assets of the Bank, including policies of insurance conferred by the Participant’s participation in the Plan. The Participant and his or her Beneficiary shall have only the right to receive benefits under and subject to the terms and provisions of the Plan and this SERP Agreement.

     4. Recognized Compensation. For purposes of the Plan and this SERP Agreement, the Participant’s Recognized Compensation for each calendar year shall be equal to 100% of the Participant’s salary for the calendar year plus 100% of the Participant’s bonus attributable to such calendar year.
     5. Retirement Benefit. The percentage of High Average Recognized Compensation that will be used to determine the Participant’s retirement benefit under Section 4 of the Plan is 50% (fifty percent) of the Participant’s High Average Salary Compensation (subject to a maximum amount of $185,000 per year) plus 25% of the Participant’s High Average Bonus Compensation (subject to a maximum of $80,000 per year). Therefore, the maximum retirement benefit under this Paragraph 5 is $265,000 per year.
     Notwithstanding the preceding sentence, if the Participant terminates employment after the date he attains his Normal Retirement Age, the benefit payable under this Paragraph 5 shall be increased to be the Actuarial Equivalent of the benefit the Participant would have received had the Participant retired on the date he attained Normal Retirement Age. An illustrative example of amounts that would be payable to Participant assuming Participant’s termination of employment after Normal Retirement Age on the dates indicated, and on the interest rate and other assumptions noted, is attached hereto as Exhibit A.
     6. Survivor Benefit. The Participant’s survivor benefit under Section 5.1(a) of the Plan is a monthly amount, payable for 12 months, equal to 100% of the Participant’s monthly Recognized Compensation (one-twelfth of said Recognized Compensation). Thereafter, a monthly amount payable for 48 months, equal to 50% of the Participant’s monthly Recognized Compensation.
     The Participant’s survivor benefit under Section 5.1(b) of the Plan is a monthly amount equal to the monthly benefit the Participant would have been entitled to had the Participant retired on the date of his death. The monthly benefit shall be payable to the Participant’s beneficiary for 120 months.
     7. Termination Benefit. If the Participant terminates employment with the Bank prior to attaining his or her Early Retirement Date, other than by reason of death or Disability, the

Participant shall be entitled to 100% of his or her Accrued Benefit, payable commencing upon the Participant’s attaining his or her Normal Retirement Date.
     8. Suicide. Notwithstanding any other term or provision of the Plan or this SERP Agreement, the Plan and this SERP Agreement shall be void and of no force if the Participant dies by reason of suicide within two years (2) years after the date of this Agreement, and in such event no benefit of any kinds shall be payable hereunder to the Participant, his or her Beneficiary or any other person claiming under the Participant.
     9. Condition to Payment. The Participant shall be deemed to have forfeited his or her right to any payments under the Plan and this SERP Agreement if his or her employment with the Bank terminates by reason of a Termination for Cause.
     10. Entire Agreement. This SERP Agreement contains the entire agreement and understanding of the Bank and the Participant with respect to supplemental retirement, survivor, termination and disability benefits and supersedes and replaces all prior agreements and understanding, written or oral, with respect thereto.
     IN WITNESS WHEREOF, the parties have executed this SERP Agreement in duplicate originals on the day and year first above written.

ROYAL BANK AMERICA
By:	/s/ James J. McSwiggan, Jr.
James J. McSwiggan, Jr.
Chief Operating Officer

PARTICIPANT
/s/ Joseph P. Campbell
Joseph P. Campbell

Exhibit A
to
SERP Participation Agreement, dated as of January 1, 2007 for Joseph P. Campbell
          The following sets forth an illustrative example of the benefit payable to Joseph P. Campbell (“Participant”) under Paragraph 5 of the SERP Participation Agreement, dated as of January 1, 2007, between Royal Bank America and Participant in the event that Participant terminates employment after attaining Normal Retirement Age, based on the actuarial assumptions set forth below:

Actual Retirement Date	Age at Retirement	Annual Retirement Benefit
06/30/07	61	$286,000
12/31/07	61	$297,000
06/30/08	62	$308,000
12/31/08	62	$320,000
06/30/09	63	$333,000
12/31/09	63	$347,000
          Assumptions used to determine the Actuarial Equivalent of benefit for purposes of illustrative example:
•	6% annual interest rate

•	Current IRS mortality tables

•	Lifetime benefit (10-year guaranteed)